EXHIBIT 8


                                                                March 5, 1997



Bank of Boston Corporation
100 Federal Street
Boston, Massachusetts 02110


        Re:  Bank of Boston Corporation
                 BankBoston Capital Trust I
                 Registration Statement on Form S-4
                 File No. 333-19083
                 ----------------------------------

Dear Sirs:

    We have acted as special tax counsel for Bank of Boston Corporation ("Bank of Boston") and BankBoston Capital Trust I (the "Trust") in connection with the offer to exchange up to U.S. $250,000,000 of the Trust's 8.25% Series B Capital Securities which have been registered under the Securities Act of 1933, as amended, for a like Liquidation Amount of the Trust's outstanding 8.25% Series A Capital Securities. In rendering our opinion, we have examined the Amended and Restated Trust Agreement dated as of November 26, 1996 (the "Trust Agreement") and have assumed that the Issuer Trustees will conduct the affairs of the Trust in accordance with the Trust Agreement. We hereby confirm the opinions described under the caption "Certain United States Federal Income Tax Consequences" in the prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 filed by Bank of Boston and the Trust with the Securities and Exchange Commission on December 31, 1996. Capitalized terms used herein but not defined have the meanings as provided in the Prospectus.

    We  hereby consent  to the  use of  our name  under the  caption "Certain
United  States Federal  Income  Tax  Consequences" in  the  Prospectus.   The
issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.


                             Very truly yours,

                             /s/ Brown & Wood LLP

                             BROWN & WOOD LLP





                                  SCHEDULE I

                                     FEES